Exhibit 99.1

NEWS RELEASE FOR INFORMATION CONTACT: Glimcher Realty Trust 150 East Gay Street Columbus, Ohio 43215 www.glimcher.com

Mark E. Yale	Lisa A. Indest
Exec. V.P., CFO	Vice President of Finance and Accounting
(614) 887-5610	(614) 887-5844
myale@glimcher.com	lindest@glimcher.com

FOR IMMEDIATE RELEASE
Wednesday, January 31, 2007

GLIMCHER PROVIDES UPDATE ON PORTFOLIO UPGRADE PROGRAM
Announces 2006 non-cash charges, updates 2007 Guidance

COLUMBUS, OH - January 31, 2007 - Glimcher Realty Trust, (NYSE: GRT), today provided details on the current status of its strategy to upgrade the quality of its real estate portfolio. Consistent with the strategy, during 2006 the Company disclosed its plan to sell five of its regional mall properties. As the Company previously discussed, the disposal of these malls will immediately improve the quality metrics and growth profile of the its portfolio while freeing up important capital to invest in the on-going redevelopment of existing properties, the acquisition of new higher income growth assets and selective ground-up development of premium retail properties, such as Scottsdale Crossing in Scottsdale, Arizona. The Company also announced additional non-cash charges during the fourth quarter of 2006 and updated its 2007 guidance.

Current Status of Mall Disposition Program

•
University Mall (Tampa, FL) - the Company has several prospective buyers interested in the property and expects to have a formal sales contract in place shortly. Based upon current interest in the property, the Company expects a sale of the asset at a significant gain during the first half of 2007.

•
Almeda Mall (Houston, TX) - a prospective buyer is currently conducting due diligence on the property. Assuming the buyer moves forward with the purchase, the Company expects to have the property sold at a significant gain during the first half of 2007. Prior to any sale, the Company plans to retire the existing mortgage debt, which will result in a one-time charge during 2007 for defeasance of the loan and the write-off of unamortized deferred financing costs of approximately $1.2 million.

•
Montgomery Mall ( Montgomery, AL) - the Company has several prospective buyers interested in the property. Based upon the current interest in the center, the Company expects a sale of the asset during the first half of 2007.

•	Northwest Mall (Houston, TX) - the Company intends to extend the current listing agreement with the broker to market and sell the asset.
•	Eastland Mall (Charlotte, NC) - the Company is in the process of evaluating entering into a new exclusive listing agreement with a broker to market the asset.

“University Mall, which represents over 60% of the dollar value of the original mall disposition program, has attracted interest from institutional investors and we are optimistic about the pricing and ultimate execution on the sale of this property,” stated Michael P. Glimcher, President and CEO. “ However, the remaining disposition properties are each unique with respect to their redevelopment opportunities and will likely be sold individually rather than as a portfolio. While the process is more cumbersome than anticipated, we expect a positive result over a longer time period. We remain committed to our strategy of upgrading the quality of our real estate portfolio and will continue to show patience as we look to dispose of our lower quality assets at appropriate pricing levels. With our recent $170 million expansion of our line of credit facility, we have the flexibility to continue to work through the sales process without creating capital capacity issues.”

“While there have been challenges, we have focused on maintaining the level of FFO and cash flow while implementing our strategy of aggressively repositioning the portfolio and dramatically changing the growth profile of the Company going forward,” added Glimcher. “With a significant portion of the repositioning nearly complete, we look to 2008 as the year we expect to deliver in terms of bottom line FFO per share growth.”

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2006 Outlook

References to per share amounts are based on diluted common shares. Based upon the current status and anticipated trading prices involving the held-for-sale assets, the Company recognized an additional $17 million of non-cash impairment charges on Montgomery Mall and Eastland Mall (NC) during the fourth quarter of 2006.

The Company also recognized a $47 million non-cash impairment charge on its Great Mall property during the fourth quarter of 2006. Even though the Company has no current intentions to sell the property, it is working on multiple redevelopment opportunities that may involve a substantial reconfiguration of the property.

These impairment charges will be included in both net income and funds from operations (“FFO”).

“The non-cash charges are significant, but have no impact on our ability to cover the quarterly dividend,” added Glimcher.

After considering the charges noted above along with the $9.4 million of charges associated with the retirement of the Company’s University Mall mortgage debt in December of 2006, the Company now estimates earnings (loss) per share in the range of $(2.57) to $(2.55) for the year ending December 31, 2006 and expects FFO per share to be in the range of $(0.65) to $(0.63) for the year ending December 31, 2006.

A reconciliation of the range of estimated FFO per share to estimated earnings (loss) per share for 2006 follows:

	Low End	High End
Estimated loss per share	$(2.57)	$(2.55)
Add: Real estate depreciation and amortization*	1.96	1.96
Less: Gain on sales of properties	(0.04)	(0.04)
Estimated FFO per share	$(0.65)	$(0.63)

For the fourth quarter of 2006, the Company now estimates earnings (loss) per share to be in the range of $(1.55) to $(1.53) and FFO per share to be in the range of $(1.07) to $(1.05). A reconciliation of the range of estimated FFO per share to estimated earnings (loss) per share for the fourth quarter of 2006 follows:
	Low End	High End
Estimated loss per share	$(1.55)	$(1.53)
Add: Real estate depreciation and amortization*	0.48	0.48
Estimated FFO per share	$(1.07)	$(1.05)

* wholly owned properties and pro rata share of joint ventures

Excluding all impairment charges incurred during the year along with the $9.4 million of charges related to the early retirement of debt, the range of estimated FFO per share for the full year 2006 would be $2.38 to $2.40 and for the fourth quarter of 2006 would be $0.74 to $0.76.

2007 Outlook

References to per share amounts are based on diluted common shares. Based upon the completion of the annual budgeting process and the current status of the mall disposition program noted above, the Company has updated its guidance for 2007. The Company now estimates earnings per share to be in the range of $1.84 to $1.94 for the year ending December 31, 2007 and expects FFO per share to be in the range of $2.25 to $2.35 for the year ending December 31, 2007.

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The Company’s expectations for 2007 are based on the following key factors and assumptions:

•	An increase in same-mall net operating income of 2.5% to 3.5%.
•	Lease termination income and out-parcel sales of $4.5 to $5.5 million.
•	General and administrative expenses of $16.5 to $17.5 million for the year.
•	Approximately $100 million of acquisitions through the Company’s Joint Venture with OMERS Realty Corporation mid-way through the year.
•	$80 to $90 million of capital investment related to new development and redevelopment projects within the existing mall portfolio.
•	$20 million of recurring capital expenditures and tenant allowance/improvements.
•	Short-term interest rates staying flat throughout 2007.
•	$1.2 million charge associated with the early retirement of the Company’s mortgage debt on the Almeda and Northwest mall properties.
•
The sale of University and Almeda Malls by the end of the first quarter of 2007 and the other remaining properties by the end of the second quarter of 2007. We are anticipating total consideration from these sales of $250 to $260 million.

A reconciliation of the range of estimated FFO per share to estimated earnings per share for 2007 follows:
	Low End	High End
Estimated earnings per share	$1.84	$1.94
Add: Real estate depreciation and amortization*	2.00	2.00
Less: Gain on sales of properties	(1.59)	(1.59)
Estimated FFO per share	$2.25	$2.35

* wholly owned properties and pro rata share of joint ventures

A reconciliation of the previous FFO per share guidance range to our updated 2007 range follows:

	Low-End	High-End
Previous FFO/Share guidance	$2.40	$2.50
NOI starting base	(0.03)	(0.03)
Lower NOI growth rate (1)	(0.05)	(0.05)
Lower non-cash rental revenue (2)	(0.06)	(0.06)
Increases in G & A	(0.01)	(0.01)
Anticipated defeasance charge on Houston properties debt	(0.03)	(0.03)
Delayed timing of mall dispositions net of change in proceeds	0.01	0.01
Higher lease termination/out parcel sales net income	0.03	0.03
Other	(0.01)	(0.01)
Updated FFO/Share guidance	$2.25	$2.35

(1)
A significant driver of the decrease relates to several temporary vacant anchor opportunities throughout the portfolio (River Valley Mall, Ashland Town Center, Mall at Johnson City) in which the Company will lose rental income from 2006 to 2007. We expect to have the spaces released by the beginning of next year, creating growth opportunities for 2008. Increases in property and liability insurance also had an impact.

(2)	Change is based upon recent trends in straightline rental income and amortization of acquired below market lease intangibles.

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Fourth Quarter Conference Call

Glimcher’s fourth quarter 2006 earnings conference call is scheduled for 11 a.m. ET on Thursday, February 22, 2007. Those wishing to join this call may do so by calling (888) 879-9207. This call also will be simulcast and available over the Internet via the web site www.glimcher.com on February 22, 2007 and continue through March 8, 2007.

Funds From Operations and Net Operating Income

This press release contains certain non-Generally Accepted Accounting Principles (GAAP) financial measures and other terms. The Company’s definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to above should not be considered as alternatives to net income or other GAAP measures as indicators of our performance.

Funds From Operations is used by industry analysts and investors as a supplemental operating performance measure of an equity real estate investment trust (“REIT”). The Company uses FFO in addition to net income to report operating results. FFO is an industry standard for evaluating operating performance defined as net income (computed in accordance with GAAP) excluding gains or losses from sales of depreciable property, plus real estate depreciation and amortization after adjustments for unconsolidated partnerships and joint ventures. FFO does include impairment losses for properties held for use and held for sale. Reconciliations of non-GAAP financial measures to earnings used in this press release are included in the above Outlook sections of the press release.

Net Operating Income (NOI) is used by industry analysts, investors and Company management to measure operating performance of the Company’s properties. NOI represents total property revenues less property operating and maintenance expenses. Accordingly, NOI excludes certain expenses included in the determination of net income such as property management and other indirect operating expenses, interest expense and depreciation and amortization expense. These items are excluded from NOI in order to provide results that are more closely related to a property’s results of operations. In addition the Company’s computation of same mall NOI excludes property bad debt expense, straightline adjustments of minimum rents, termination income, and income from outparcel sales. We also adjust for other miscellaneous items in order to enhance the comparability of results from one period to another. Certain items, such as interest expense, while included in FFO and net income, do not affect the operating performance of a real estate asset and are often incurred at the corporate level as opposed to the property level. As a result, management uses only those income and expense items that are incurred at the property level to evaluate a property’s performance. Real estate asset related depreciation and amortization is excluded from NOI for the same reasons that it is excluded from FFO pursuant to NAREIT’s definition.

About the Company

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls.

Glimcher Realty Trust’s common shares are listed on the New York Stock Exchange under the symbol “GRT.” Glimcher Realty Trust’s Series F and Series G preferred shares are listed on the New York Stock Exchange under the symbols “GRT.F” and “GRT.G,” respectively. Glimcher Realty Trust is a component of the Russell 2000 Index, representing small cap stocks, and the Russell 3000 Index, representing the broader market.

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Forward Looking Statements

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of JV partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Company to make additional investments in regional mall properties and redevelopment of properties, the failure to acquire properties as and when anticipated, the failure to fully recover tenant obligations for CAM, taxes and other property expenses, the failure to achieve FFO for 2006 and 2007 set forth in this press release, failure of the Company to qualify as real estate investment trust, termination of existing JV arrangements, conflicts of interest with our existing JV partners, the failure to sell mall and community centers and the failure to sell such properties when anticipated, the failure to achieve estimated sales prices and proceeds from the sale of malls and community centers, increases in impairment charges, additional impairment charges, as well as other risks listed from time to time in the Company’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Company.

Visit Glimcher at: www.glimcher.com